FOR IMMEDIATE RELEASE
                                               Contact: Ross A. Benavides
                                                        Chief Financial Officer
                                                       (713) 860-2528


               GENESIS ENERGY, L.P. REPORTS THIRD QUARTER RESULTS


         November 3, 2006 (Houston, TX) - Genesis Energy, L.P. (AMEX:GEL) announced today that net income for the third quarter of 2006 was $1.7 million, or $0.12 per unit. Net income for the quarter was reduced by approximately $1.3 million for costs related to the transition to a new senior management team. Without this charge, net income would have been $3.0 million, or $0.21 per unit, for the quarter. In the third quarter of 2005, we recorded a loss of $0.6 million, or $0.06 per unit.

         Net income for the nine months of 2006 was $7.7 million, or $0.55 per unit. Excluding the effects of the $1.3 million of transition costs, net income would have been $9.0 million, or $0.64 per unit. Net income was $2.9 million, or $0.31 per unit, for the nine months of 2005.

         Grant Sims, CEO said "We are very pleased with our results for both the third quarter and the nine month period. All segments reported improved performance from the prior year period. For the third quarter of 2006, we generated Available Cash before Reserves, a non-GAAP measure, of $4.1 million or $0.29 per unit, which was more than adequate to cover distributions to the holders of our common units and general partner interest of $2.8 million or $0.20 per unit. Without the transition costs, Available Cash before Reserves for the 2006 quarter would have been $5.4 million, or $0.38 per unit." Available Cash before Reserves is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities. Net cash provided by operating activities was $8.3 million for the third quarter of 2006.

         "For the nine month period, Available Cash before Reserves was $15.2 million, or $1.08 per unit. Without the transition costs such amounts would have been $16.5 million and $1.17, respectively." Net cash provided by operating activities was $6.7 million for the nine months ended September 30, 2006.

          "Given the performance of our existing business segments, we have the flexibility to now focus to a greater extent on increasing the long-term value of our partnership units. To further that strategy, we have recently received commitments from a syndicate of banks and are in the process of completing documentation to replace our existing credit facility with a new facility. This facility, with up to $500 million of ultimate availability, will position us to execute our plan to make significant accretive investments to grow the partnership," added Mr. Sims.

         In August, we hired three new senior officers: Grant E. Sims, former CEO of Leviathan Gas Pipeline Partners, L.P. was appointed as the new Chief Executive Officer and a member of the Board of Directors; Joseph A. Blount, Jr., former President and Chief Operating Officer of Unocal Midstream & Trade, was appointed as President and Chief Operating Officer; and Brad N. Graves, former Vice President of Enterprise Products Partners, L.P., was appointed as

Executive
Vice President of Business Development. This management team will be responsible for designing and implementing a growth-oriented strategy that will include acquisitions from third parties, development projects and, ultimately, acquisitions from (or lease arrangements with) Denbury.

         Financial Results

        The following table presents certain selected financial information by segment for the three month and nine month reporting periods for continuing operations:

                                                                                         Crude Oil
                                                          Pipeline      Industrial     Gathering and
                                                      Transportation       Gases          Marketing       Total
                                                                             (in thousands)
         Three Months Ended September 30, 2006
         -------------------------------------
         Segment margin excluding depreciation
            and amortization (a)                        $     3,458     $  3,155         $     1,999    $   8,612
         Total capital expenditures                     $       216     $    194         $        34    $     444
         Maintenance capital
            expenditures                                $       146     $      -         $        34    $     180

         Revenues:
         External customers                             $     6,232     $  4,262         $   218,141    $ 228,635
         Intersegment                                           916            -                   -          916
                                                        -----------     --------         -----------    ---------
         Total revenues of reportable segments          $     7,148     $  4,262         $   218,141    $ 229,551
                                                        ===========     ========         ===========    =========

                                                                                          Crude Oil
                                                          Pipeline      Industrial     Gathering and
                                                      Transportation       Gases          Marketing       Total
                                                                             (in thousands)
         Three Months Ended September 30, 2005
         -------------------------------------
         Segment margin excluding depreciation
            and amortization (a)                        $    1,885      $  1,688         $     1,053    $   4,626
         Total capital expenditures                     $      555      $      -         $        38    $     593
         Maintenance capital
            expenditures                                $      407      $      -         $         7    $     414

         Revenues:
         External customers                             $    5,989      $  2,523         $   291,074    $ 299,586
         Intersegment                                          991             -                   -          991
                                                        ----------      --------         -----------    ---------
         Total revenues of reportable segments          $    6,980      $  2,523         $   291,074    $ 300,577
                                                        ==========      ========         ===========    =========

                                                                                          Crude Oil
                                                          Pipeline      Industrial     Gathering and
                                                      Transportation       Gases          Marketing       Total
                                                                             (in thousands)
         Nine Months Ended September 30, 2006
         ------------------------------------
         Segment margin excluding depreciation
            and amortization (a)                        $   9,862       $  8,808         $     6,074    $   24,744
         Total capital expenditures                     $     639       $  5,744         $       190    $    6,573
         Maintenance capital
            expenditures                                $     370       $      -         $       190    $      560

         Revenues:
         External customers                             $  20,158       $ 11,543         $   691,414    $  723,115
         Intersegment                                       3,381              -                   -         3,381
                                                        ---------       --------         -----------    ----------
         Total revenues of reportable segments          $  23,539       $ 11,543         $   691,414    $  726,496
                                                        =========       ========         ===========    ==========

                                                                                          Crude Oil
                                                          Pipeline      Industrial     Gathering and
                                                      Transportation       Gases          Marketing       Total
                                                                             (in thousands)
         Nine Months Ended September 30, 2005
         ------------------------------------
         Segment margin excluding depreciation
            and amortization (a)                        $  7,136        $  5,222         $     2,391    $  14,749
         Total capital expenditures                     $  5,157        $ 13,418         $       315    $  18,890
         Maintenance capital
            expenditures                                $  1,070        $      -         $        55    $   1,125

         Revenues:
         External customers                             $ 18,579        $  7,371         $   785,774    $ 811,724
         Intersegment                                      2,597               -                   -        2,597
                                                        --------        --------         -----------    ---------
         Total revenues of reportable segments          $ 21,176        $  7,371         $   785,774    $ 814,321
                                                        ========        ========         ===========    =========


(a) Segment margin was calculated as revenues less cost of sales and operating expenses, plus our share of the operating income of our investment in joint ventures. A reconciliation of segment margin to income from continuing operations is presented for periods presented in the tables at the end of this release.

        Quarterly Comparison

        Pipeline transportation segment margin from continuing operations was $3.5 million for the third quarter of 2006 as compared to $1.9 million for the 2005 period. Revenues from tariffs increased $0.5 million due to the combination of greater volumes and slightly higher rates. Higher crude oil prices resulted in greater revenues from the sale of crude oil from volumetric gains. Operating costs also declined $0.6 million between the two periods, as a result of completing most of the first cycle of pipeline integrity management program, or IMP, work by 2005.

        Segment margin from industrial gas activities in the 2006 third quarter was $3.2 million as compared to $1.7 million for 2005. The additional CO2 sales contracts acquired in the fourth quarter of 2005 provided most of this margin increase. Also contributing to the increase was greater earnings from our investments in joint ventures, which we made in the second quarters of 2006 and 2005.

        Segment margin from crude oil gathering and marketing activities was $2.0 million for the 2006 third quarter, an increase of $0.9 million from 2005 levels. The primary factor increasing segment margin between the two periods was a decrease in field operating costs of $0.7 million. Marketing margins also improved between the periods as we have focused on eliminating volumes providing insufficient contribution to our segment margin.

        General and administrative expenses increased by $1.3 million during the 2006 third quarter as compared to the 2005 period, principally due to transition costs incurred in connection with the change in our senior management team. Increased employee related costs were offset by a credit related to the accrual for our stock appreciation rights plan.

        Depreciation and amortization expense increased due to amortization of a greater amount of our CO2 assets for the increased volumes sold under our CO2 contracts.

        Interest costs were $0.3 million lower in the 2006 third quarter than the 2005 period, due to lower debt balances. Although market interest rates rose between the periods, our average outstanding borrowing during the quarter was $16.1 million less than in the 2005 quarter.

        Year-to-Date Comparison


        For the nine-month period, pipeline transportation segment margin increased in 2006 by $2.7 million. The sale of crude oil from volumetric gains provided $1.6 million greater revenues due to higher crude oil prices. Increased tariff revenues and net margin from gas sales totaling $0.7 million and a $0.4 million decrease in pipeline operating costs produced the remaining increase in segment margin. Tariff revenues improved due to increased throughput and higher tariffs. The first cycle of our IMP testing and remediation program was substantially completed during 2005, reducing maintenance costs in 2006.


        Our industrial gases activities provided improved segment margin of $8.8 million for the nine-month period. The additional CO2 industrial sales contracts acquired in 2005 provided most of the improvement. The 2006 period also included nine months rather than six months of results from the joint venture acquired on April 1, 2005.

        Crude oil gathering and marketing segment margin improved by $3.7 million to $6.1 million. This significant improvement resulted from lower field operating costs of $1.6 million and improved margins on transactions of $2.1 million. The majority of the decrease in field operating costs is attributable to a reduction in the size of our fleet, combined with a $0.4 million reserve recorded in the 2005 period for environmental remediation of a truck unload site. Marketing margins improved from eliminating less profitable volumes and increasing profitability on volumes retained.

        General and administrative expenses for the nine months in 2006 were $10.4 million, an increase of $3.9 million over 2005. $1.3 million of the increase resulted from transition costs for the senior management team change. In 2006, we adopted a new method of accounting for our stock appreciation rights plan, which resulted in expense of $0.9 million. In the 2005 period, under the previous method of accounting, we recorded a non-cash credit of $0.5 million due to a decrease in our unit price. The effect of this change in accounting for the plan was an increase in expense of $1.4 million between the two periods. The remaining increase in general and administrative expenses related to compensation, benefits costs and bonus accrual. We also recorded a cumulative effect adjustment of $30,000 of income for the adoption of the new accounting pronouncement for stock appreciation rights.

         The increase in our depreciation and amortization expenses resulted from amortization of our increased investment in CO2 industrial sales contracts and related assets in the fourth quarter of 2005.

         In the first nine months of 2005, we disposed of idle assets for net cash proceeds of $1.6 million, generating $0.8 million of gain. The assets sold included pipelines that had been idle in 2002 and 2003. $0.3 million of this gain was reflected as discontinued operations.

         Interest costs in the 2006 nine-month period were $0.8 million lower than the 2005 period, due to lower average outstanding debt balances. We made acquisitions in late 2004 and early 2005 that significantly increased our outstanding debt balance. In the fourth quarter of 2005, we issued new partnership units and used a portion of the proceeds to repay the debt. Consequently, we had lower outstanding borrowings under our revolving credit facility during the first nine months of 2006.

         Over the last five quarters, we have increased the distribution rate on our common units by a total of $0.05 per unit, or 33.3%.

                                                                 Distribution
        Distribution for          Payment Date                 Amount per Unit

    Third Quarter 2006           November 2006                   $    0.20
    Second Quarter 2006          August 2006                     $    0.19
    First Quarter 2006           May 2006                        $    0.18
    Fourth Quarter 2005          February 2006                   $    0.17
    Third Quarter 2005           November 2005                   $    0.16
    Second Quarter 2005          August 2005                     $    0.15


         The third quarter 2006 distribution will be paid November 14, 2006 to unitholders of record on November 2, 2006. We generated Available Cash before Reserves (a non-GAAP measure) during the third quarter of 2006 of $4.1 million and net cash flow provided by operations was $8.3 million. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow utilized in operations, the comparative GAAP measure.)

         Available Cash before Reserves

         Several adjustments to net income are required to calculate Available Cash before Reserves. The calculation of Available Cash before Reserves is as follows (in thousands):

                                                                    Three Months Ended          Nine Months Ended
                                                                    September 30, 2006         September 30, 2006

              Net income                                               $        1,695           $         7,730
              Depreciation and amortization expense                             2,107                     6,000
              Cash from direct financing leases in excess
                       of income recorded                                         133                       394
              Available cash generated by joint ventures in
                       excess of earnings                                         288                       988
              Non-cash charge for incentive compensation
                       plan and other non-cash items                               12                       605
              Maintenance capital expenditures                                   (180)                     (560)
                                                                       --------------           ---------------
              Available Cash before reserves                           $        4,055           $        15,157
                                                                       ==============           ===============

         Available Cash before Reserves (a non-GAAP liquidity measure) has been reconciled to net cash flows from operating activities of $8.3 million and $6.7 million (the GAAP measure) for the three months and nine months ended September 30, 2006, respectively, in the financial tables below.

         Earnings Conference Call

         We will broadcast our Earnings Conference Call on Friday, November 3, 2006, at 10 a. m. Central time. This call can be accessed at www.genesiscrudeoil.com by choosing the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website or by calling 1-877-660-6853 for 30 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates an industrial gases business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

                                                (tables to follow)


                                               Genesis Energy, L.P.
                             Summary Consolidated Statements of Operations - Unaudited
                              (in thousands except per unit amounts and volume data)



                                                              Three Months Ended           Three Months Ended
                                                              September 30, 2006           September 30, 2005
                                                              ------------------           ------------------


Revenues                                                        $      229,551                $     300,577
Cost of sales                                                          221,206                      295,959
General & administrative expenses                                        4,539                        3,210
Depreciation and amortization expense                                    2,107                        1,601
Losses (gains) from disposals of surplus assets                             11                          (84)
                                                                --------------                --------------
    OPERATING INCOME (LOSS)                                              1,688                         (109)
Equity in earnings of investment in joint ventures                         267                            8
Interest, net                                                             (260)                        (540)
                                                                --------------                -------------
Income (loss) from Continuing Operations before income taxes             1,695                         (641)
Income tax benefit                                                           -                            -
                                                                --------------                -------------
Income (loss) from Continuing Operations                                 1,695                         (641)
Income from Discontinued Operations                                          -                           45
                                                                --------------                -------------
NET INCOME (LOSS)                                               $        1,695                $        (596)
                                                                ==============                =============

NET INCOME (LOSS) PER COMMON UNIT - BASIC AND DILUTED
    Continuing Operations                                       $         0.12                $       (0.06)
    Discontinued Operations                                                  -                            -
                                                                --------------                -------------
Net income (loss) per Common Unit - Basic and Diluted           $         0.12                $       (0.06)
                                                                ==============                =============

Volume Data:
Crude oil pipeline barrels per day (total)                              62,610                       60,164
Mississippi Pipeline System barrels per day                             17,078                       14,924
Jay Pipeline System barrels per day                                     14,785                       11,704
Texas Pipeline System barrels per day                                   30,747                       33,536
CO2 sales Mcf per day                                                   82,072                       51,386
Crude oil gathering wellhead barrels per day                            31,626                       37,213
Total gathering and marketing barrels per day                           34,190                       51,639

Units Data:
Common units held by Public                                         12,765,000                    8,625,000
Common units held by general partner                                 1,019,441                      688,811
                                                                --------------                -------------
Total common units outstanding                                      13,784,441                    9,313,811
                                                                ==============                =============


                                               Genesis Energy, L.P.
                             Summary Consolidated Statements of Operations - Unaudited
                              (in thousands except per unit amounts and volume data)


                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2006           September 30, 2005
                                                              ------------------           ------------------

Revenues                                                        $      726,496                $     814,321
Cost of sales                                                          702,671                      799,832
General & administrative expenses                                       10,448                        6,536
Depreciation and amortization expense                                    6,000                        4,695
Gains from disposals of surplus assets                                     (38)                        (482)
                                                                --------------                -------------
    OPERATING INCOME                                                     7,415                        3,740
Equity in earnings of investment in joint ventures                         919                          260
Interest, net                                                             (645)                      (1,401)
                                                                --------------                -------------
Income from Continuing Operations before income taxes                    7,689                        2,599
Income tax benefit                                                          11                            -
                                                                --------------                -------------
Income from Continuing Operations                                        7,700                        2,599
Income from Discontinued Operations                                          -                          318
Income from cumulative effect adjustment from adoption of new
    accounting principle                                                    30                            -
                                                                --------------                -------------
NET INCOME                                                      $        7,730                $       2,917
                                                                ==============                =============

NET INCOME PER COMMON UNIT - BASIC AND DILUTED
    Continuing Operations                                       $         0.55                $        0.28
    Discontinued Operations                                                  -                         0.03
    Cumulative Effect Adjustment                                             -                            -
                                                                --------------                -------------
Net income per Common Unit - Basic and Diluted                  $         0.55                $        0.31
                                                                ==============                =============

Volume Data:
Crude oil pipeline barrels per day (total)                              62,484                       61,690
Mississippi Pipeline System barrels per day                             16,828                       15,568
Jay Pipeline System barrels per day                                     13,321                       13,909
Texas Pipeline System barrels per day                                   32,335                       32,213
CO2 sales Mcf per day                                                   74,321                       50,094
Crude oil gathering wellhead barrels per day                            34,009                       39,818
Total gathering and marketing barrels per day                           38,243                       55,211

Units Data:
Common units held by Public                                         12,765,000                    8,625,000
Common units held by general partner                                 1,019,441                      688,811
                                                                --------------                -------------
Total common units outstanding                                      13,784,441                    9,313,811
                                                                ==============                =============


                                               Genesis Energy, L.P.
                                  Summary Consolidated Balance Sheets - Unaudited
                                                  (in thousands)


                                                              September 30, 2006            December 31, 2005
                                                              ------------------            -----------------

ASSETS
Cash                                                            $        2,384                $       3,099
Accounts receivable                                                     91,702                       82,634
Inventories                                                              4,435                          498
Other current assets                                                     3,772                        4,218
                                                                --------------                -------------
     Total Current Assets                                              102,293                       90,449
Net property                                                            31,803                       33,769
CO2 contracts                                                           34,415                       37,648
Joint ventures and other investments                                    18,289                       13,042
Other assets                                                             6,182                        6,869
                                                                --------------                -------------
     Total Assets                                               $      192,982                $     181,777
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                $       89,908                $      85,286
Accrued liabilities                                                      7,719                        7,325
                                                                --------------                -------------
     Total Current Liabilities                                          97,627                       92,611
Long-term debt and other liabilities                                     7,009                          955
Minority interest                                                          522                          522
Partners' capital                                                       87,824                       87,689
                                                                --------------                -------------
   Total Liabilities and Partners' Capital                      $      192,982                $     181,777
                                                                ==============                =============



                                               Genesis Energy, L.P.
                             Summary Consolidated Statements of Cash Flows - Unaudited
                                                  (in thousands)


                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2006           September 30, 2005
                                                              ------------------           ------------------

Net income                                                      $        7,730                $       2,917
Adjustments to reconcile net income to cash provided by
   operating activities:
   Depreciation and amortization                                         6,000                        4,695
   Amortization of credit facility issuance costs                          279                          279
   Amortization of unearned income                                        (495)                        (521)
   Cash received from direct financing leases                              889                          890
   Distributions from joint ventures in excess of
   earnings from those joint ventures                                      232                            -
   Gains on asset disposals                                                (38)                        (800)
   Other non-cash items                                                    911                       (1,078)
   Changes to components of working capital                             (8,786)                      (2,139)
                                                                --------------                -------------
Net cash provided by operating activities                                6,722                        4,243
                                                                --------------                -------------

Additions to property and equipment                                       (830)                      (5,374)
Investments in joint ventures and other investments                     (5,749)                     (13,418)
Distributions from joint ventures that are a return of
   investment                                                              352                           53
Proceeds from sales of assets                                               67                        1,581
Other, net                                                                 (54)                        (209)
                                                                --------------                -------------
Net cash used in investing activities                                   (6,214)                     (17,367)
                                                                --------------                -------------

Net borrowings of debt                                                   6,000                       17,300
Distributions to partners                                               (7,595)                      (4,277)
Other, net                                                                 372                          172
                                                                --------------                -------------
Net cash (used in) provided by financing activities                     (1,223)                      13,195
                                                                --------------                -------------

Net decrease in cash and cash equivalents                                 (715)                          71
Cash and cash equivalents at beginning of period                         3,099                        2,078
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        2,384                $       2,149
                                                                ==============                =============


                                               Genesis Energy, L.P.
                                                  Reconciliations


SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION RECONCILIATION TO INCOME FROM CONTINUING OPERATIONS

                                                              Three Months Ended           Three Months Ended
                                                              September 30, 2006           September 30, 2005
                                                              ------------------           ------------------
                                                                                (in thousands)

Segment margin excluding depreciation and amortization         $         8,612                $       4,626
General & administrative expenses                                       (4,539)                      (3,210)
Depreciation and amortization expense                                   (2,107)                      (1,601)
(Losses) gains from disposals of surplus assets                            (11)                          84
Interest, net                                                             (260)                        (540)
                                                                --------------                -------------
    Income (loss) from continuing operations                    $        1,695                $        (641)
                                                                ==============                =============

                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2006           September 30, 2005
                                                              ------------------           ------------------
                                                                                (in thousands)

Segment margin excluding depreciation and amortization         $        24,744                $      14,749
General & administrative expenses                                      (10,448)                      (6,536)
Depreciation and amortization expense                                   (6,000)                      (4,695)
Gains from disposals of surplus assets                                      38                          482
Interest, net                                                             (645)                      (1,401)
Income tax credit                                                           11                            -
                                                                --------------                -------------
    Income from continuing operations                           $        7,700                $       2,599
                                                                ==============                =============


                                 GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO NET CASH FLOWS FROM OPERATING ACTIVITIES

                                                              Three Months Ended            Nine Months Ended
                                                              September 30, 2006           September 30, 2006
                                                              ------------------           ------------------
                                                                             (in thousands)

Net cash flows from operating activities (GAAP
   measure)                                                      $      8,266                   $      6,722
Adjustments to reconcile net cash flow provided by
   operating activities to Available Cash before reserves:
   Maintenance capital expenditures                                      (180)                          (560)
   Amortization of credit facility issuance costs                         (93)                          (279)
   Cash effects of stock appreciation rights plan                        (242)                          (271)
    Available Cash from joint ventures not included
        in operating cash flows                                            81                            756
    Unrealized gains on fair value hedges                                (588)                           (64)
    Proceeds from asset sales                                               -                             67
    Net effect of changes in components of working
        capital                                                        (3,189)                         8,786
                                                                  -----------                   ------------
Available Cash before reserves (non-GAAP measure)                 $     4,055                   $     15,157
                                                                  ===========                   ============

         This press release and the accompanying schedules include a non-generally accepted accounting principle ("non-GAAP") financial measures of available cash. The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

         Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner. This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

         We define available cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets;
(4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.

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